Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

Exhibit 23.1

March 26, 2010

To the Board of Directors of

Parks! America, Inc.

Pine Mountain, Georgia

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report dated March 22, 2010, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the years ending December 27, 2009 and December 31, 2008.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI